Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

April 25, 2014

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Promotes Dr. Austin H. Kutscher, Jr. and Donald Souders, Jr. Esq.

to Holding Company Board Member

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), announced today that the Board of Directors appointed  Dr. Austin H. Kutscher, Jr. and Donald Souders, Jr. Esq., current Directors of Unity Bank,  to the Board of the Holding Company, effective as of April 24, 2014.

Dr. Kutscher is employed by Hunterdon Cardiovascular Associates and is a practicing physician at the Hunterdon Medical Center’s Department of Cardiology, Flemington, NJ.

Mr. Souders is currently serving as a Partner at the law firm of Florio, Perrucci, Steinhardt & Fader, LLC.  Mr. Souders holds a Bachelors degree from the University of Delaware and Law degree from Widener University School of Law.

“Dr. Kutscher and Mr. Souders educational experience and professional expertise will complement Unity’s already diverse Board,” said President and Chief Executive Officer, James A. Hughes.  “The Board and I are delighted to have Dr. Kutscher and Mr. Souders assist us in achieving our strategic goals.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $961 million in assets and $768 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.